Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Completes Enrollment in Second Phase 3 Clinical Trial
with AZ-004 (Staccato® Loxapine) for Acute Agitation
Company Updates Accelerated Clinical and Commercial Plan for
AZ-004 and Progress of Overall Pipeline
Conference Call Scheduled for Today — Thursday, October 16, 2008
at 4:30 p.m. Eastern Time
Mountain View, California — October 16, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced it has completed enrollment of its second Phase 3 clinical trial of AZ-004 (Staccato® loxapine), treating acute agitation in patients with bipolar disorder. AZ-004 is an inhalation product candidate being developed for the treatment of acute agitation in patients with schizophrenia or bipolar disorder.
In September, Alexza announced positive results from the first of two planned AZ-004 Phase 3 studies – treating patients with schizophrenia – showing that both the 5 mg and 10 mg doses of AZ-004 met the primary endpoint of the trial, which was a statistically significant reduction in agitation from baseline to the two-hour post-dose time point, compared with placebo. The second AZ-004 Phase 3 clinical trial is similar in design and scope. Initiated in July 2008 with a target enrollment of 300 patients, 314 patients were enrolled and Alexza expects to announce top line results by the end of this year. AZ-004 is being developed through Symphony Allegro, a product development partnership formed between Alexza and Symphony Capital LLC in 2006.
AZ-004 Clinical Trials and Pre-Commercial Activities Ahead of Schedule
“The AZ-004 program continues to progress rapidly, efficiently and productively,” said Thomas B. King, Alexza President and CEO. “With our second AZ-004 Phase 3 trial now enrolled, we are two years ahead of our original schedule. If data from this second Phase 3 trial are also positive, we expect to submit Alexza’s first NDA early in 2010.”
Mr. King noted that at the time of establishing Symphony Allegro in December 2006, the AZ-004 development timeline projected an end-of-Phase 2 meeting with the FDA by the end of 2009.

“AZ-004 has made remarkable progress in the clinic,” Mr. King said. “Patients, physicians and nurses have embraced it, speeding our enrollment and execution of the trial protocols. Moreover, the clinical results thus far indicate that AZ-004 may have the potential to establish a new treatment paradigm for treating patients with acute agitation.”
“No approved product has the three attributes the experts say are necessary to optimally treat acute agitation; onset of effect, reliability of medication delivery and patient preference (in this case, the avoidance of an injection and easy self-administration),” Mr. King continued. “AZ-004 appears to have demonstrated these key attributes in the clinic, and if it is approved, we believe it could provide a very valuable new tool for clinicians to treat acute agitation in these patient populations.”
Mr. King also explained that the rapid clinical progress of AZ-004 has spurred the Company to accelerate its commercial development and planning.
“With two pivotal AZ-004 Phase 3 studies initiated and completed during 2008, Alexza will sharpen its focus on AZ-004, and step up activities for commercial manufacturing, quality systems, regulatory submissions, and potential sales and marketing,” he said. “Driving this product through NDA submission and, if approved, a successful product launch is our top priority.”
Product Development Pipeline Update
“We believe a primary focus on AZ-004 development makes sense for the Company and its stockholders,” King said. “Our lead product candidate has demonstrated that Alexza’s Staccato technology has clinical viability, possibly significant commercial value, and is close to the NDA goal line. We believe our technology and the product candidates we have under development can fundamentally improve, and in some cases change, the way many acute and intermittent conditions are treated. We are committed to building a broad portfolio of Staccato-based products that will capitalize on this potential. At the same time, we are critically aware of the very difficult capital markets, and the need to prioritize and focus on what we believe are key near-term value-drivers.”
“In practice,” Mr. King explained, “this means that over the next 12 months, in addition to our AZ-004 activities, we will continue to push forward our partnered and funded programs, with Endo Pharmaceuticals for AZ-003 (Staccato fentanyl) for breakthrough pain and with Symphony Allegro for AZ-104 (Staccato loxapine, in a low-dose form) for migraine.”
Alexza recently completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and the Company believes it has a clear understanding of the NDA requirements for this product candidate. Consistent with previous guidance, Alexza is not planning on conducting any Phase 3 studies on AZ-001 without a partner, and Alexza is continuing to seek partners for our Staccato migraine product candidates, AZ-001 and AZ-104.
Conference Call Information
The Company will host an investor conference call to discuss today’s announcement on Thursday, October 16, 2008, at 4:30 p.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call, replay and webcast are open to all interested parties.
Domestic callers: 1-888-713-4217
International callers: +1-617-213-4869Passcode: 26280433
Webcast information:
https://www.theconferencingservice.com/prereg/key.process?key=PYBGHWYAB
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 1-888-286-8010 for domestic callers or 1-617-801-6888 for international callers. The reference number to enter the replay of the call is 70059128.
About Acute Agitation
Acute agitation affects many people suffering from major psychiatric disorders, including schizophrenia and bipolar disorder. Patients experiencing agitation become uncomfortable, tense, and restless, and as the agitation intensifies, patients can become threatening and violent if the agitation is not treated.
Based on the Company’s analysis of patient information from the National Institute of Mental Health (NIMH), the company believes that in the United States schizophrenia afflicts about 2.5 million adults and bipolar disorder affects about 6 million adults. The Company believes approximately 90% of these patients experience agitation at some point during their lifetime, and more than two-thirds of this group will suffer at least one episode – and often up to six episodes – of agitation every year, with about half of the cases requiring hospitalization.
Agitation is currently treated with injectable and oral anti-psychotic medications: the oral medications work relatively slowly and while the intramuscular injections have a faster onset of action, they are invasive and can be frightening to patients. The American Association of Emergency Psychiatrists published the Expert Consensus Guidelines for the Treatment of Behavioral Emergencies in 2001, which state three key treatment attributes for choosing treatment for acute agitation: speed of onset, reliability of medication delivery and patient preference. The Company believes AZ-004 is a product candidate that has the potential to be the first product, if approved, that would be able to both meet these needs for most agitation sufferers and allow physicians to effectively respond to the potential rapid escalation of an acute agitation episode.
About AZ-004 (Staccato loxapine)
AZ-004 is the combination of Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known generally as antipsychotics. The Staccato system is a hand-held, chemically-heated, single dose inhaler designed to generate and deliver excipient-free drug aerosol for deep lung delivery that results in IV-like pharmacokinetics. Alexza has now completed five clinical trials with AZ-004, enrolling more than 800 patients, and has announced positive results from the first four of these studies. Alexza projects that initial results from the second Phase 3 clinical trial will be released before the end of 2008.
These four studies include a 50 subject Phase 1 study in healthy volunteers, a 129 patient Phase 2 study in agitated schizophrenic patients, a 32 patient multiple-dose tolerability and pharmacokinetic study in non-agitated schizophrenic patients, and a 344 patient Phase 3 study in schizophrenic patients with acute agitation. Alexza completed an end-of-Phase 2 meeting with the FDA for AZ-004 in September 2007, and the Company believes it has a clear understanding of the development requirements for filing an NDA for AZ-004.
In the previously reported Phase 3 study in agitated schizophrenic patients, both the 5 mg and 10 mg doses of AZ-004 met the primary endpoint of the trial and the key secondary endpoint of the trial, both doses showing a highly statistically significant reduction in agitation in both endpoints, as compared to placebo. The 10 mg dose of AZ-004 exhibited a rapid onset of effect, with a statistically significant improvement in agitation at 10 minutes post-dose, which was sustained through the 24-hour study period. In all of the reported clinical trials to date, AZ-004 has been shown to be safe and generally well tolerated in patients and subjects.
About Symphony Allegro
In December 2006, Alexza entered into a collaboration with Symphony Capital LLC, a biotech-focused private equity firm. Under the terms of the agreement, Alexza and Symphony Capital established Symphony Allegro, Inc., which is providing funding to Alexza to accelerate clinical and other related development activities of Staccato loxapine (AZ-004 and AZ-104) and Staccato alprazolam (AZ-002). Alexza has granted a license to certain intellectual property rights for the selected product candidates. Through a purchase option, Alexza retains the exclusive right, but not the obligation, to acquire 100% of the equity of Symphony Allegro at specified prices during the term of the agreement. If Alexza chooses not to exercise the purchase option, Symphony Allegro retains the rights to the product candidates. The purchase option expires December 1, 2010.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has five product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, has completed one Phase 3 clinical trial and enrolled a second Phase 3 trial. The Company has completed its end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine), which is intended for the acute treatment of migraine headache, and it has advanced AZ-104 (Staccato loxapine) to Phase 2 testing. Product candidates which have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. In addition, AZ-002 (Staccato alprazolam) has completed a Phase 2a proof of concept clinical trial for the treatment of panic attacks – an indication the Company is not planning to pursue – and is being assessed for other possible indications and renewed clinical development. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development of the Company’s product candidates, projected clinical trial enrollment and data reporting timelines, and safety of the Company’s products and technologies. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31,

2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them”. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President & CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com